Exhibit 99.2

[NASDAQ LETTERHEAD APPEARS HERE]

By Facsimile and Regular Mail

August 5, 2005

Ms. Anita T. Moseley

Senior Vice President and General Counsel

Evolving Systems, Inc.

9777 Pyramid Court, Suite 100

Englewood, CO   80112

Re:	Evolving Systems, Inc. (the “Company”)
Nasdaq Symbol: EVOL

Dear Ms. Moseley:

On July 29, 2005, the Company filed a Form 8-K which disclosed that Brendan F. Reidy resigned as a director effective July 28, 2005.  Mr. Reidy was a member of the Audit Committee.  As such, the Company no longer complies with Nasdaq’s audit committee requirements as set forth in Marketplace Rule 4350.

Consistent with Marketplace Rule 4350(d)(4), the Company will be provided a cure period until the earlier of the Company’s next annual shareholders’ meeting or July 28, 2006, in order to regain compliance.  The Company must submit to Nasdaq documentation, including biographies of any proposed directors, evidencing compliance with the rules no later than this date.  In the event the Company does not regain compliance within this period, Staff will provide written notification that its securities will be delisted.  At that time, the Company may appeal Staff’s determination to a Listing Qualifications Panel.

Please note that Item 3.01 of Form 8-K may require disclosure of the receipt of this notification letter within four business days.(1)  Accordingly, the Company should consult with counsel regarding disclosure obligations surrounding this letter under the federal securities laws.  In addition, Nasdaq posts a list of all non-compliant Nasdaq companies and the reason(s) for such non-compliance on our website at www.nasdaq.com.  The Company will be included in this list commencing five business days from the date of this letter.

(1) See, SEC Release No. 34-49424.

If you have any questions, please contact Tom Choe, Senior Analyst, at (301)978-8027.

Sincerely,

/s/ Douglas D. McKenney